Exhibit 99.1





       Movie Star, Inc., Selects Mahoney Cohen as New Independent Auditors
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New York, New York (May 27, 2003)--Movie Star, Inc. (AMEX: MSI), today announced that it has retained Mahoney Cohen & Company, CPA, P.C., as the company's independent auditors, replacing Deloitte & Touche LLP. Mahoney Cohen is a certified public accounting firm located in New York. The change became effective on May 20, 2003.

Chief Executive Officer Mel Knigin stated: "The firm of Deloitte & Touche has served us with professional excellence and integrity over our 20 plus years of association. This change is not the result of any disagreement between our two companies, but rather reflects our desire to better align our small-cap status with a local middle-market firm that specializes in the apparel industry.

"Ranked among the top 20 firms in New York, Mahoney Cohen comes highly recommended. The firm combines the experience and resources of a national firm with a local presence and middle-market focus, and we look forward to our association," he concluded.

MOVIE STAR, INC., produces and sells ladies sleepwear, robes, leisurewear, loungewear, panties and daywear.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations;
fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the risk factors listed from time to time in the Company's SEC reports.


CONTACT:                                               INVESTOR RELATIONS:
Movie Star, Inc.                 -or-                  SM Berger & Company, Inc.
Thomas Rende, CFO                                      Matthew J. Dennis, CFA
(212) 684-3400                                         (216) 464-6400